Exhibit 99.1
VINCENT J. INTRIERI
November 3, 2008
Robert E. Rossiter
Chairman of the
Board of Directors
Lear Corporation
21557 Telegraph Road
Southfield, MI 48033
     Re: Resignation as Director
Dear Bob:
     I hereby resign as director of Lear Corporation, effective immediately. My resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, practices, or otherwise.
     We have a great deal of confidence in the current management team and believe they have done, and will continue to do, the right things to create value for shareholders. We regret that the merger transaction that was proposed last year was not approved by shareholders, as we believe that the Company would have benefitted tremendously from being a private enterprise. Nevertheless, we believe that the Company is well positioned to weather the tough economic environment ahead.
     Our funds are in the process of reducing their positions in the Company in order to realize capital losses prior to the end of the year. These capital losses will offset certain capital gains realized by the funds.
     I wish the Company much success in its future endeavors.

Very truly yours,

Vincent J. Intrieri

cc: Terrence B. Larkin
      Members of the Board